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                                                                EXECUTION COPY

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                           ASSET PURCHASE AGREEMENT

                         DATED AS OF JANUARY 28, 1998

                                BY AND BETWEEN

               SPANISH BROADCASTING SYSTEM OF SAN ANTONIO, INC.

                                      AND

                               RADIO KRIO, LTD.


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                           ASSET PURCHASE AGREEMENT

      This ASSET PURCHASE AGREEMENT is dated as of January 28, 1998 by and between Spanish Broadcasting System of San Antonio, Inc., a Delaware corporation ("Buyer"), and Radio KRIO, Ltd., a Texas limited partnership ("Seller").

                                   RECITALS

      A. Radio KRIO, Ltd. owns and operates Radio Station KRIO-FM, Floresville, Texas, and FM Translator K245AC, San Antonio, Texas (collectively, the "Station"), pursuant to licenses issued by the Federal Communications Commission.

      B. Seller desires to sell, and Buyer wishes to buy, substantially all the assets that are used or useful in the business or operations of the Station, for the price and on the terms and conditions set forth in this Agreement.

                                  AGREEMENTS

      In consideration of the above recitals and of the mutual agreements and covenants contained in this Agreement, Buyer and Seller, intending to be bound legally, agree as follows:

SECTION 1. DEFINITIONS

      The following terms, as used in this Agreement, shall have the meanings set forth in this Section:

      "Accounts Receivable" means the accounts held by Seller as of the Closing Date for advertising and programming aired on the Station prior to the Closing Date and for production and other services provided by Seller prior to the Closing Date.

      "Assets" means the assets to be sold, transferred, or otherwise conveyed to Buyer under this Agreement, as specified in Section 2.1.

      "Assumed Contracts" means (i) all Contracts listed in Schedule 3.7 that are designated to indicate that they will be assumed by Buyer upon its purchase of the Station, (ii) Contracts with advertisers for the sale of advertising time on the Station for cash at prevailing rates and which may be canceled by the Station without penalty on not more than thirty days' notice, and (iii) any Contracts entered into by Seller between the date of this Agreement and the Closing Date that Buyer agrees in writing to assume.
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      "Closing" means the consummation of the purchase and sale of the Assets pursuant to this Agreement in accordance with the provisions of Section 8.

      "Closing Date" means the date on which the Closing occurs, as determined pursuant to Section 8.

      "Consents" means the consents, permits, or approvals of government authorities and other third parties necessary to transfer the Assets to Buyer or otherwise to consummate the transactions contemplated by this Agreement.

      "Contracts" means all contracts, leases, non-governmental licenses, and other agreements (including leases for personal or real property and employment agreements), written or oral (including any amendments and other modifications thereto) to which Seller is a party or which are binding upon Seller and which relate to or affect the Assets or the business or operations of the Station, and
(i) which are in effect on the date of this Agreement or (ii) which are entered into by Seller between the date of this Agreement and the Closing Date.

      "FCC" means the Federal Communications Commission.

      "FCC Consent" means action by the FCC granting its consent to the assignment of the FCC Licenses to Buyer as contemplated by this Agreement.

      "FCC Licenses" means all Licenses issued by the FCC to Seller in connection with the business or operations of the Station.

      "Final Order" means an action by the FCC that has not been reversed, stayed, enjoined, set aside, annulled, or suspended, and with respect to which no requests are pending for administrative or judicial review, reconsideration, appeal, or stay, and the time for filing any such requests and the time for the FCC to set aside the action on its own motion have expired.

      "Intangibles" means all copyrights, trademarks, trade names, service marks, service names, licenses, patents, permits, jingles, proprietary information, technical information and data, machinery and equipment warranties, and other similar intangible property rights and interests (and any goodwill associated with any of the foregoing) applied for, issued to, or owned by Seller or under which Seller is licensed or franchised and which are used or useful in the business and operations of the Station, together with any additions thereto between the date of this Agreement and the Closing Date.

      "Licenses" means all licenses, permits, and other authorizations issued by the FCC, the Federal Aviation Administration, or any other federal, state, or local governmental authorities to Seller in connection with the conduct of the business or operations of the Station, together with any additions thereto between the date of this Agreement and the Closing Date.


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      "Purchase Price" means the purchase price specified in Section 2.3.

      "Real Property" means all real property and interests in real property, including fee estates, leaseholds and subleaseholds, purchase options, easements, licenses, rights to access, and rights of way, and all buildings and other improvements thereon, and other real property interests which are used or useful in the business or operations of the Station, together with any additions thereto between the date of this Agreement and the Closing Date.

      "Tangible Personal Property" means all machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, inventory, spare parts, and other tangible personal property owned or leased by Seller which is used or useful in the conduct of the business or operations of the Station, together with any additions thereto between the date of this Agreement and the Closing Date.

      "To the best of Seller's knowledge" or any similar formulation means the knowledge of Seller's officers and directors after due investigation into their areas of responsibility.

SECTION 2. PURCHASE AND SALE OF ASSETS

      2.1 Agreement to Sell and Buy. Subject to the terms and conditions set forth in this Agreement, Seller hereby agrees to sell, transfer, and deliver to Buyer on the Closing Date, and Buyer agrees to purchase, all of the tangible and intangible assets used or useful in connection with the conduct of the business or operations of the Station, together with any additions thereto between the date of this Agreement and the Closing Date, but excluding the assets described in Section 2.2, free and clear of any claims, liabilities, security interests, mortgages, liens, pledges, conditions, charges, or encumbrances of any nature whatsoever (except for liens for current taxes not yet due and payable), including the following:

            (a) The Tangible Personal Property;

            (b) The Real Property;

            (c) The Licenses;

            (d) The Assumed Contracts;

            (e) The Intangibles and all intangible assets of Seller relating to the Station that are not specifically included within the Intangibles, including the goodwill of the Station;

            (f) All of Seller's proprietary information, technical information and data, machinery and equipment warranties, maps, computer discs and tapes, plans, diagrams, blueprints, and schematics, including filings with the FCC relating to the business and operation of the Station;


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            (g) All choses in action of Seller relating to the Station; and

            (h) All books and records relating to the business or operations of the Station, including executed copies of the Assumed Contracts, and all records required by the FCC to be kept by the Station.

      2.2 Excluded Assets. The Assets shall exclude the following assets:

            (a) Seller's cash on hand as of the Closing and all other cash in any of Seller's bank accounts;

            (b) Any notes receivable, insurance policies, bonds, letters of credit, or other similar items, and any cash surrender value in regard thereto;

            (c) Any pension, profit-sharing, or employee benefit plans, including any Employee Plan or Compensation Arrangement as defined in Section 3.20, and any collective bargaining agreements;

            (d) All books and records that Seller is required by law to retain;

            (e) Any interest in and to any refunds of federal, state, or local franchise, income, or other taxes for periods prior to the Closing Date; and

            (f) The Accounts Receivable.

      2.3 Purchase Price. The Purchase Price for the Assets shall be Nine Million Dollars ($9,000,000), adjusted as provided below:

            (a) Prorations. The Purchase Price shall be increased or decreased as required to effectuate the proration of expenses. All expenses arising from the operation of the Station, including business and license fees, FCC annual regulatory fees, utility charges, real and personal property taxes and assessments levied against the Assets, property and equipment rentals, applicable copyright or other fees, sales and service charges, taxes (except for taxes arising from the transfer of the Assets under this Agreement), and similar prepaid and deferred items shall be prorated between Buyer and Seller in accordance with the principle that Seller shall be responsible for all expenses, costs, and liabilities allocable to the period prior to the Closing Date, and Buyer shall be responsible for all expenses, costs, and obligations allocable to the period on and after the Closing Date. Notwithstanding the preceding sentence, there shall be no adjustment for, and Seller shall remain solely liable with respect to, any Contracts not included in the Assumed Contracts and any other obligation or liability not being assumed by Buyer in accordance with
Section 2.5.


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            (b) Manner of Determining Adjustments. The Purchase Price, taking into account the adjustments and prorations pursuant to Section 2.3(a), will be determined finally in accordance with the following procedures:

                  (1) Not later than five days before the Closing Date, Seller shall prepare and deliver to Buyer a preliminary statement which shall set forth Seller's good faith estimate of the prorations of Seller as of the Closing Date (the "Prorations Statement"). The Prorations Statement (A) shall contain all information reasonably necessary to determine the adjustments to the Purchase Price under Section 2.3(a), to the extent such adjustments can be determined or estimated as of the date of such statement, and such other information as may be reasonably requested by Buyer, and (B) shall be certified by Seller to be true and complete as of the date thereof.

                  (2) Not later than 30 days after the Closing Date, Buyer will deliver to Seller a statement setting forth Buyer's determination of the Purchase Price and the calculation thereof pursuant to Section 2.3(a). If Seller disputes the amount of the Purchase Price determined by Buyer, Seller shall deliver to Buyer within 30 days after its receipt of Buyer's statement a statement setting forth Seller's determination of the amount of the Purchase Price. If Seller notifies Buyer of its acceptance of Buyer's statement, or if Seller fails to deliver its statement within the 30-day period specified in the preceding sentence, Buyer's determination of the Purchase Price shall be conclusive and binding on the parties as of the last day of the 30-day period.

                  (3) Buyer and Seller shall use good faith efforts to resolve any dispute involving the determination of the Purchase Price. If the parties are unable to resolve the dispute within 15 days following the delivery of Seller's statement, Buyer and Seller shall jointly designate an independent certified public accountant, who shall be knowledgeable and experienced in the operation of radio broadcasting stations, to resolve the dispute. The accountant's resolution of the dispute shall be final and binding on the parties, and a judgment may be entered thereon in any court of competent jurisdiction. Any fees of this accountant shall be split equally between Seller on the one hand and Buyer on the other hand.

      2.4 Payment of Purchase Price. The Purchase Price shall be paid by Buyer to Seller as follows:

            (a) Payment of Purchase Price. At the Closing, Buyer shall pay or cause to be paid to or for the account of Seller the Purchase Price, as adjusted pursuant to Section 2.3 (the "Estimated Purchase Price") by federal wire transfer of same-day funds pursuant to wire instructions which shall be delivered by Seller to Buyer at least two business days prior to the Closing Date.


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            (b) Payments to Reflect Adjustments.

                  (1) If the Purchase Price as finally determined pursuant to
Section 2.3(b) exceeds the Estimated Purchase Price, Buyer shall pay to Seller, in immediately available funds within five days after the date on which the Purchase Price is determined pursuant to Section 2.3(b), the difference between the Purchase Price and the Estimated Purchase Price.

                  (2) If the Purchase Price, as finally determined pursuant to
Section 2.3(b) is less than the Estimated Purchase Price, Seller shall pay to Buyer, in immediately available funds within five days after the date on which the Purchase Price is determined pursuant to Section 2.3(b), the difference between the Purchase Price and the Estimated Purchase Price.

      2.5 Assumption of Liabilities and Obligations. As of the Closing Date, Buyer shall assume and undertake to pay, discharge, and perform all obligations and liabilities of Seller under the Licenses and the Assumed Contracts insofar as they relate to the time on and after the Closing Date, and arise out of events related to Buyer's ownership of the Assets or its operation of the Station on or after the Closing Date. Buyer shall not assume any other obligations or liabilities of Seller, including (i) any obligations or liabilities under any Contract not included in the Assumed Contracts, (ii) any obligations or liabilities under the Assumed Contracts relating to the period prior to the Closing Date, (iii) any claims or pending litigation or proceedings relating to the ownership or operation of the Station prior to the Closing, (iv) any obligations or liabilities arising under capitalized leases or other financing agreements, (v) any obligations or liabilities arising under agreements entered into other than in the ordinary course of business, (vi) any obligations or liabilities of Seller under any employee pension, retirement, health and welfare or other benefit plans, including any Employee Plan or Compensation Arrangement as defined in Section 3.20, or collective bargaining agreements, (vii) any obligation to any employee of the Station for severance benefits, vacation time, or sick leave accrued prior to the Closing Date, or
(viii) any obligations or liabilities caused by, arising out of, or resulting from any action or omission of Seller prior to the Closing, and all such obligations and liabilities shall remain and be the obligations and liabilities solely of Seller.

      2.6 Allocation of Purchase Price. The Purchase Price shall be allocated among the Assets for all purposes (including financial, accounting and tax purposes) as set forth in the final appraisal prepared by Bond & Pecaro and delivered to Seller and Buyer. Such appraisal shall set forth separate valuations of categories of assets and, once such valuations are mutually agreed to, Seller and Buyer shall file their respective tax returns, including IRS Form 8594, in a manner consistent with such allocation. Neither Seller nor Buyer shall, after filing IRS Form 8594, revoke or amend IRS Form 8594 without the written consent of the other party. The cost of the appraisal shall be paid by Buyer.


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SECTION 3. REPRESENTATIONS AND WARRANTIES OF SELLER

      Seller represents and warrants to Buyer as follows:

      3.1 Organization, Standing, and Authority. Seller is a limited partnership duly organized, validly existing, and in good standing under the laws of the State of Texas. Seller has all requisite power and authority (i) to own, lease, and use the Assets as now owned, leased, and used, (ii) to conduct the business and operations of the Station as now conducted, and (iii) to execute and deliver this Agreement and the documents contemplated hereby, and to perform and comply with all of the terms, covenants, and conditions to be performed and complied with by Seller hereunder and thereunder. Except as disclosed in Schedule 3.18, Seller is not a participant in any joint venture or partnership with any other person or entity with respect to any part of the operations of the Station or any of the Assets.

      3.2 Authorization and Binding Obligation. The execution, delivery, and performance of this Agreement by Seller have been duly authorized by all necessary partnership action on the part of Seller. This Agreement has been duly executed and delivered by Seller and constitutes the legal, valid, and binding obligation of Seller, enforceable against Seller in accordance with its terms except as the enforceability of this Agreement may be affected by bankruptcy, insolvency, or similar laws affecting creditors' rights generally, and by judicial discretion in the enforcement of equitable remedies.

      3.3 Absence of Conflicting Agreements. Subject to obtaining the FCC Consent and the Consents listed on Schedule 3.3, the execution, delivery, and performance by Seller of this Agreement and the documents contemplated hereby (with or without the giving of notice, the lapse of time, or both): (i) do not require the consent of any third party; (ii) will not conflict with any provision of the partnership agreement of Seller; (iii) will not conflict with, result in a breach of, or constitute a default under, any law, judgment, order, ordinance, injunction, decree, rule, regulation, or ruling of any court or governmental instrumentality; (iv) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, or accelerate or permit the acceleration of any performance required by the terms of, any agreement, instrument, license, or permit to which Seller is a party or by which Seller may be bound; and (v) will not create any claim, liability, mortgage, lien, pledge, condition, charge, or encumbrance of any nature whatsoever upon any of the Assets.

      3.4 Governmental Licenses. Schedule 3.4 includes a true and complete list of the Licenses. Seller has delivered to Buyer true and complete copies of the Licenses (including any amendments and other modifications thereto). The Licenses have been validly issued pursuant to Final Orders, and Seller is the authorized legal holder thereof. The Licenses comprise all of the licenses, permits, and other authorizations required from any governmental or regulatory authority for the lawful conduct of the business and operations of the Station in the manner and to the full extent they are now conducted, and none of the Licenses is subject to any restriction or condition that would limit the full operation of the Station as now operated. The Licenses are in

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full force and effect, and the conduct of the business and operations of the
Station is in accordance therewith. Seller has no reason to believe that any of the Licenses would not be renewed for a full term with no materially adverse conditions by the FCC or other granting authority in the ordinary course.

      3.5 Title to and Condition of Real Property. Schedule 3.5 contains a complete and accurate description of all the Real Property and Seller's interests therein (including the street address and legal description of such Real Property). The Real Property listed on Schedule 3.5 comprises all real property interests necessary to conduct the business and operations of the Station as now conducted. Seller has good and marketable fee simple title, insurable at standard rates, to all fee estates, if any, (including the improvements thereon) included in the Real Property, free and clear of all liens, mortgages, pledges, covenants, easements, restrictions, encroachments, leases, charges, and other claims and encumbrances of any nature whatsoever, and without reservation or exclusion of any mineral, timber, or other rights or interests, except for liens for real estate taxes not yet due and payable and liens disclosed on Schedule 3.5. Except as disclosed in Schedule 3.5, with respect to each leasehold or subleasehold interest included in the Real Property, so long as Seller fulfills its obligations under the lease therefor, Seller has enforceable rights to nondisturbance and quiet enjoyment, and no third party holds any interest in the leased premises with the right to foreclose upon Seller's leasehold or subleasehold interest. All towers, guy anchors, and buildings and other improvements included in the Assets are located entirely on the Real Property listed in Schedule 3.5. Seller has delivered to Buyer true and complete copies of all deeds pertaining to the Real Property. All Real Property (including the improvements thereon) (i) is in good condition and repair consistent with its present use, (ii) is available for immediate use in the conduct of the business and operations of the Station, and (iii) complies with all applicable building or zoning codes and the regulations of any governmental authority having jurisdiction. Seller has full legal and practical access to the Real Property. All easements, rights-of-way, and real property licenses included in the Real Property have been properly recorded in the appropriate public recording offices.

      3.6 Title to and Condition of Tangible Personal Property. Schedule 3.6 lists all material items of Tangible Personal Property. The Tangible Personal Property listed on Schedule 3.6 comprises all material items of tangible personal property necessary to conduct the business and operations of the Station as now conducted. Except as described in Schedule 3.6, Seller owns and has good title to each item of Tangible Personal Property, and none of the Tangible Personal Property owned by Seller is subject to any security interest, mortgage, pledge, conditional sales agreement, or other lien or encumbrance, except for liens for current taxes not yet due and payable. Each item of Tangible Personal Property is available for immediate use in the business and operations of the Station. All items of transmitting and studio equipment included in the Tangible Personal Property (i) have been maintained in a manner consistent with generally accepted standards of good engineering practice, and
(ii) will permit the Station and any associated auxiliary broadcast Station to operate in accordance with the terms of the FCC Licenses and the rules and regulations of the FCC, and with all other applicable federal, state, and local statutes, ordinances, rules, and regulations.


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      3.7 Contracts. Schedule 3.7 is a true and complete (i) list of all
Contracts except contracts with advertisers for the sale of advertising time on the Station for cash at prevailing rates and which have not been prepaid and which may be canceled by the Station without penalty on not more than thirty days' notice, and (ii) summary of Seller's rights and obligations as of the date hereof under trade and barter agreements relating to the Station. Seller has delivered to Buyer true and complete copies of all written Contracts, and true and complete memoranda of all oral Contracts (including any amendments and other modifications to such Contracts). Other than the Contracts listed on Schedule 3.7, Seller requires no contract, lease, or other agreement to enable it to carry on its business as now conducted. To the best of Seller's knowledge, all of the Assumed Contracts are in full force and effect, and are valid, binding, and enforceable in accordance with their terms. There is not under any Assumed Contract any default by any party thereto or any event that, after notice or lapse of time or both, could constitute a default. Seller is not aware of any intention by any party to any Assumed Contract (i) to terminate such Assumed Contract or amend the terms thereof, (ii) to refuse to renew such Assumed Contract upon expiration of its term, or (iii) to renew such Assumed Contract upon expiration only on terms and conditions which are more onerous than those now existing. Except for the need to obtain the Consents listed in Schedule 3.3, Seller has full legal power and authority to assign its rights under the Assumed Contracts to Buyer in accordance with this Agreement, and such assignment will not affect the validity, enforceability, or continuation of any of the Assumed Contracts.

      3.8 Consents. Except for the FCC Consent provided for in Section 6.1 and the other Consents described in Schedule 3.3, no consent, approval, permit, or authorization of, or declaration to or filing with any governmental or regulatory authority, or any other third party is required (i) to consummate this Agreement and the transactions contemplated hereby, (ii) to permit Seller to assign or transfer the Assets to Buyer, or (iii) to enable Buyer to conduct the business and operations of the Station in essentially the same manner as such business and operations are now conducted.

      3.9 Intangibles. Schedule 3.9 is a true and complete list of all Intangibles (exclusive of those listed in Schedule 3.4), all of which are valid and in good standing and uncontested. Except as disclosed in Schedule 3.9, Seller has delivered to Buyer copies of all documents establishing or evidencing all Intangibles. Seller is not infringing upon or otherwise acting adversely to any trademarks, trade names, service marks, service names, copyrights, patents, patent applications, know-how, methods, or processes owned by any other person or persons, and there is no claim or action pending, or to the knowledge of Seller threatened, with respect thereto. The Intangibles listed on Schedule 3.9 comprise all intangible property interests necessary to conduct the business and operations of the Station as now conducted.

      3.10 Financial Statements. Seller has furnished Buyer with true and complete copies of profit and loss statements for the period ended December 31, 1996 and unaudited profit and loss statements for the periods ending March 31, 1997 and June 30, 1997 ("Financial Statements"). The Financial Statements have been prepared from the books and records of Seller, have been prepared in accordance with reasonable accounting principles consistently


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applied and maintained throughout the periods indicated, accurately reflect the books, records, and accounts of the Station (which books, records, and accounts are complete and correct), are complete and correct in all material respects, and present fairly the financial condition of the Station as at their respective dates and the results of operations for the periods then ended. None of the Financial Statements understates the true costs and expenses of conducting the business or operations of the Station, fails to disclose any material contingent liabilities, or inflates the revenues of the Station.

      3.11 Insurance. Schedule 3.11 is a true and complete list of all insurance policies of Seller that insure any part of the Assets or the business of the Station. All policies of insurance listed in Schedule 3.11 are in full force and effect. The insurance policies listed in Schedule 3.11 are adequate in amount with respect to, and for the full value (subject to customary deductibles) of the Assets covered thereby and insure the Assets and the business of the Station against all customary and foreseeable risks. No insurance policy of Seller on the Assets or the Station has been canceled by the insurer and no application of Seller for insurance has been rejected by any insurer.

      3.12 Reports. All material returns, reports, and statements which the Station is currently required to file with the FCC or with any other governmental agency have been filed, and all reporting requirements of the FCC and other governmental authorities having jurisdiction over Seller and the Station have been substantially complied with. All of such returns, reports, and statements are substantially complete and correct as filed. Seller has timely paid to the FCC all annual regulatory fees payable with respect to the FCC Licenses.

      3.13 Taxes. Except as disclosed in Schedule 3.13, Seller has filed or caused to be filed all federal income tax returns and all other federal, state, county, local, or city tax returns which are required to be filed by it, and Seller has paid or caused to be paid all taxes shown on those returns or on any tax assessment received by Seller to the extent that such taxes have become due, or has set aside on its books adequate reserves with respect thereto. There are no governmental investigations or other legal, administrative, or tax proceedings pursuant to which Seller is or could be made liable for any taxes, penalties, interest, or other charges, the liability for which could extend to Buyer as transferee of the business of the Station, and to the best of Seller's knowledge no event has occurred that could impose on Buyer any transferee liability for any taxes, penalties, or interest due or to become due from Seller.

      3.14 Claims and Legal Actions. Except as disclosed in Schedule 3.14, and except for any FCC rulemaking proceedings generally affecting the radio broadcasting industry, there is no claim, legal action, counterclaim, suit, arbitration, governmental investigation or other legal, administrative, or tax proceeding, nor any order, decree or judgment, in progress or pending, or to the knowledge of Seller threatened, against Seller with respect to its ownership or operation of the Station or otherwise relating to the Assets or the business or operations of the Station, nor does Seller know or have reason to be aware of any basis for the same. In particular, but without limiting the generality of the foregoing, except as disclosed on Schedule 3.14, there are no


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applications, complaints or proceedings pending or, to the best of Seller's knowledge, threatened (i) before the FCC relating to the business or operations of the Station other than rule making proceedings which affect the radio industry generally, (ii) before any federal or state agency relating to the business or operations of the Station involving charges of illegal discrimination under any federal or state employment laws or regulations, or
(iii) before any federal, state, or local agency relating to the business or operations of the Station involving zoning issues under any federal, state, or local zoning law, rule, or regulation.

      3.15 Environmental Matters.

            (a) In all material respects, Seller has complied with all laws, rules, and regulations of all federal, state, and local governments (and all agencies thereof) concerning the environment, public health and safety, and employee health and safety, and no charge, complaint, action, suit, proceeding, hearing, investigation, claim, demand, or notice has been filed or commenced against Seller in connection with Seller's ownership or operation of the Station alleging any failure to comply with any such law, rule, or regulation.

            (b) To the best of Seller's knowledge, Seller has no liability relating to Seller's ownership and operation of the Station (and there is no basis related to the past or present operations, properties, or facilities of Seller for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand against Seller giving rise to any such liability) under the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act, the Federal Water Pollution Control Act, the Clean Air Act, the Safe Drinking Water Act, the Toxic Substances Control Act, the Refuse Act, or the Emergency Planning and Community Right-to-Know Act (each as amended) or any other law, rule, or regulation of any federal, state, or local government (or agency thereof) concerning release or threatened release of hazardous substances, public health and safety, or pollution or protection of the environment.

            (c) To the best of Seller's knowledge, Seller has no liability relating to Seller's ownership and operation of the Station (and there is no basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand against Seller giving rise to any such liability) under the Occupational Safety and Health Act, as amended, or under any other law, rule, or regulation of any federal, state, or local government (or agency thereof) concerning employee health and safety.

            (d) In connection with its ownership and operation of the Station, Seller has obtained and, in all material respects been in compliance with, all of the terms and conditions of all permits, licenses, and other authorizations which are required under, and have complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in, all federal, state, and local laws, rules, and regulations (including all codes, plans, judgments, orders, decrees, stipulations, injunctions, and charges thereunder) relating to public health and safety, worker health and safety, and pollution


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or protection of the environment, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.

            (e) To the best of Seller's knowledge, all properties and equipment used in the business of the Station are and have been free of asbestos and asbestos-related products, PCB's, methylene chloride, trichloroethylene, 1, 2-trans-dichloroethylene, dioxins, dibenzofurans, and Extremely Hazardous Substances (as defined in Section 302 of the Emergency Planning and Community Right-to-Know Act).

            (f) To the best of Seller's knowledge, no pollutant, contaminant, or chemical, industrial, hazardous, or toxic material or waste has ever been manufactured, buried, stored, spilled, leaked, discharged, emitted, or released by Seller in connection with their ownership and operation of the Station, or, by any other party on any Real Property.

      3.16 Compliance with Laws. Except as disclosed on Schedule 3.4, Seller has complied in all material respects with (i) the Licenses, and (ii) all federal, state, and local laws, rules, regulations, and ordinances applicable or relating to the ownership and operation of the Station. Neither the ownership or use of the properties of the Station nor the conduct of the business or operations of the Station conflicts with the rights of any other person or entity.

      3.17 Conduct of Business in Ordinary Course. Since December 31, 1996, Seller and its predecessor, April Communications Group, Inc., have conducted the business and operations of the Station only in the ordinary course and have not:

            (a) Suffered any material adverse change in the business, assets, prospects or properties of the Station, including any damage, destruction, or loss affecting any assets used or useful in the conduct of the business of the Station;

            (b) Made any sale, assignment, lease, or other transfer of the Station's properties other than in the normal and usual course of business with suitable replacements being obtained therefor;

            (c) Canceled any debts owed to or claims held by Seller with respect to the Station, except in the normal and usual course of business;

            (d) Suffered any material write-down of the value of any Assets or any material write-off as uncollectible of any accounts receivable of the Station; or

            (e) Transferred or granted any right under, or entered into any settlement regarding the breach or infringement of, any license, patent, copyright, trademark, trade name, franchise, or similar right, or modified any existing right relating to the Station.

      3.18 Transactions with Affiliates. Except as disclosed in Schedule 3.18, Seller has not been involved in any business arrangement or relationship relating to the Station with any affiliate of Seller, and no affiliate of Seller owns any property or right, tangible or intangible, which is used in the business of the Station. As used in this paragraph, "affiliate" has the meaning set forth in Rule 12b-2 promulgated under the Securities and Exchange Act of 1934.

      3.19 Broker. Neither Seller nor any person or entity acting on Seller's behalf has incurred any liability for any finders' or brokers' fees or commissions in connection with the transactions contemplated by this Agreement.

      3.20 Personnel.

            (a) All of Seller's Employee Plans and Compensation Arrangements are listed in Schedule 3.20, and complete and accurate copies of (including amendments to) any such written Employee Plans and Compensation Arrangements (or related insurance policies) have been furnished to Buyer, along with copies of any employee handbooks or similar documents describing such Employee Plans and Compensation Arrangements. Any material unwritten Employee Plans or Compensation Arrangements also are listed in Schedule 3.20 and complete descriptions have been furnished to Buyer. Except as disclosed in Schedule 3.20, Seller is not a party to and do not have in effect or to become effective after the date of this Agreement any plan arrangement or other scheme which will become an Employee Plan or Compensation Arrangement (including, but not limited to, any bonus, cash or deferred compensation, severance, medical, pension, profit sharing or thrift, stock option, employee stock ownership, life or group insurance, death benefit, vacation, sick leave, disability or trust agreement or arrangement), or any amendment to an Employee Plan or Compensation Arrangement. Schedule 3.20 also contains a true and complete list of all employees of the Station, their job descriptions, dates of hire and amounts and dates of last salary increase.

            (b) Each Employee Plan and Compensation Arrangement has been administered in all material respects in compliance with its own terms and in compliance with the provisions of ERISA, the Code, the Age Discrimination in Employment Act and any other applicable Federal or state laws. Seller is not aware of any pending governmental inspection, investigation, audit or examination of any Employee Plan or Compensation Arrangement or of any facts which would lead Seller to believe that any such governmental inspection, investigation, audit or examination is pending or threatened. There exists no action, suit or claim (other than routine claims for benefits) with respect to any Employee Plan or Compensation Arrangement pending or, to the knowledge of Seller, threatened against any of such plans or arrangements, and Seller possesses no knowledge of any facts which could give rise to any such action, suit or claim.

            (c) Neither Seller nor any ERISA Affiliate is contributing to, is required to contribute to, or has contributed within the last six (6) years to any Multi-employer Plan with respect to the employees of the Station, and neither Seller nor any ERISA Affiliate has incurred within the last six (6) years, or reasonably expects to incur, any "withdrawal liability," as defined under Section 4201 et seq. of ERISA.

            (d) Except as described in Schedule 3.20, neither Seller nor any ERISA Affiliate sponsors, maintains or contributes to any Employee Plan or Compensation Arrangement that provides medical or death benefit coverage to former employees of Seller at the Station except to the extent required by
Section 4980B of the Code. Schedule 3.20 lists each former employee of Seller eligible for a benefit, if any, described in the preceding sentence.

            (e) Except as described in Schedule 3.20, with respect to each Employee Plan and, to the extent applicable, each Compensation Arrangement: (i) each Employee Plan that is intended to be tax-qualified, and each amendment thereto, is the subject of a favorable determination letter, and no plan amendment that is not the subject of a favorable determination letter would affect the validity of an Employee Plan's letter; (ii) no prohibited transaction, within the definition of section 4975 of the Code or Title 1, Part 4 of ERISA, has occurred which would subject Seller to any liability; and (iii) all contributions, premiums or payments accrued, in whole or in part, under each Employee Plan or Compensation Arrangement or with respect thereto as of the Closing will be paid by Seller prior to the Closing, or if later, within the time period permitted by ERISA and the Code; (iv) to the best of Seller's knowledge, no condition or event exists or is expected to occur that could subject, directly or indirectly, Seller or any ERISA Affiliate to any material liability, contingent or otherwise, or the imposition of any lien on the assets of the Seller or any ERISA Affiliate under the Code or Title IV of ERISA whether to the Pension Benefit Guaranty Corporation, the Internal Revenue Service, or any other person; (v) no Employee Plan ever has incurred an "accumulated funding deficiency," as such term is defined in Section 302(a)(2) of ERISA and Section 412(a) of the Code, whether or not waived, and otherwise always has fully met the funding standards required under Title I of ERISA and Section 412 of the Code; (vi) no "reportable event," as that term is defined in Section 4043(b)(1) through (8) of ERISA and, to the knowledge of Seller, Section 4043(b)(9) of ERISA, ever has occurred with respect to any Employee Plan and no reportable event requires prior notice; and (vii) there are no unfunded liabilities with respect to any Employee Plan, i.e., the actuarial present value of all "benefit liabilities" (determined within the meaning of Section 401(a)(2) of the Code) under such Employee Plan, whether or not vested, does not exceed the current value of the assets of such Employee Plan.

            (f) For purposes of this Agreement, the following terms shall have the meaning indicated: (i) "Employee Plan" shall mean any retirement or welfare plan or arrangement or any other employee benefit plan as defined in Section 3(3) of ERISA to which Seller or any ERISA Affiliate contributes or to which Seller or any ERISA Affiliate sponsors, maintains or otherwise is bound; (ii) "Code" shall mean the Internal Revenue Code of 1986, as amended, any successor thereto and any regulations promulgated thereunder; (iii) "Compensation

Arrangement" shall mean any plan or compensation arrangement other than an Employee Plan, whether written or unwritten, which provides to employees, former employees, officers, directors and partners of Seller or any ERISA Affiliate any compensation or other benefits, whether deferred or not, in excess of base salary or wages, including, but not limited to, any bonus or incentive plan, stock rights plan, deferred compensation arrangement, life insurance, stock purchase plan, severance pay plan and any other employee fringe benefit plan;
(iv) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, any successor thereto and any regulations promulgated thereunder; (v) "Multi-employer Plan" means a plan, as defined in ERISA Section 3(37), to which Seller or any ERISA Affiliate has contributed, is contributing or is required to contribute; and (vi) "ERISA Affiliate" shall mean any trade or business related to Seller under the terms of Section 414(b), (c), (m) or (o) of the Code.

            (g) Seller has furnished to Buyer the Forms 5500 filed for each of the Seller's Employee Plans (including all attachments and schedules), actuarial reports, summaries of material modifications, summary annual reports, and any other employer notices (including, governmental filings and descriptions of material changes to Employee Plans and/or Compensation Arrangements) relating to the Seller's Employee Plans for the last three plan years, and the current summary plan descriptions.

            (h) At all times on or prior to the Closing, each Employee Plan, to the extent such Employee Plan is intended to be tax-qualified, satisfies all minimum coverage and minimum participation requirements, if any, imposed on such Employee Plan by the applicable terms of the Code and ERISA.

            (i) Schedule 3.20 contains a complete and accurate list of all qualified beneficiaries, as defined under Section 4980B(g)(1) of the Code, as of the effective date of this Agreement (including qualified beneficiaries who are in the election period for continuation coverage but who have not yet elected continuation coverage), the date of the applicable qualifying event and the nature of the qualifying event relating to the duration of such coverage. There have been no failures to provide continuation coverage as required by Section 4980B(f) of the Code. Seller agrees to provide to Buyer at Closing an updated list of the qualified beneficiaries, as described above, effective as of the Closing Date.

            (j) Except as disclosed on Schedule 3.20, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any material payment (including, without limitation, severance or unemployment compensation) becoming due to any director or employee of the Seller; (ii) result in the acceleration of vesting under any Employee Plan or Compensation Arrangement; or (iii) materially increase any benefits otherwise payable under any Employee Plan; and any such payment or increase in benefits is fully deductible under the Code, including but not limited to Sections 162, 280G and 404.

      3.21 Labor Relations. Seller is not a party to or subject to any collective bargaining agreements with respect to the Station. Seller has no written or oral contracts of employment with any employee of the Station, other than those listed in Schedule 3.7. Seller has complied in all material respects with all laws, rules, and regulations relating to the employment of labor, including those related to wages, hours, collective bargaining, occupational safety, discrimination, and the payment of social security and other payroll related taxes, and Seller has not received any written notice alleging that it has failed to comply with any such laws, rules, or regulations. No controversies, disputes, or proceedings are pending or, to the best of Seller's knowledge, threatened, between Seller and any employee (singly or collectively) of the Station. No labor union or other collective bargaining unit represents or claims to represent any of the employees of the Station. To the best of Seller's knowledge, there is no union campaign being conducted to represent employees of the Station or to solicit cards from employees to authorize a union to request a National Labor Relations Board certification election with respect to any employees at the Station.

      3.22 Full Disclosure. No representation or warranty made by Seller in this Agreement or in any certificate, document, or other instrument furnished or to be furnished by Seller pursuant hereto contains or will contain any untrue statement of a material fact, or willfully omits or willfully will omit to state any material fact required to make any statement made herein or therein not misleading.

SECTION 4. REPRESENTATIONS AND WARRANTIES OF BUYER

      Buyer represents and warrants to Seller as follows:

      4.1 Organization, Standing, and Authority. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and is qualified to conduct business as a foreign corporation under the laws of the State of Texas. Buyer has all requisite power and authority to execute and deliver this Agreement and the documents contemplated hereby, and to perform and comply with all of the terms, covenants, and conditions to be performed and complied with by Buyer hereunder and thereunder.

      4.2 Authorization and Binding Obligation. The execution, delivery, and performance of this Agreement by Buyer have been duly authorized by all necessary actions on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms except as the enforceability of this Agreement may be affected by bankruptcy, insolvency, or similar laws affecting creditors' rights generally and by judicial discretion in the enforcement of equitable remedies.

      4.3 Absence of Conflicting Agreements. Subject to obtaining the FCC Consent and the Consents, the execution, delivery, and performance by Buyer of this Agreement and the documents contemplated hereby (with or without the giving of notice, the lapse of time, or both):

(i) do not require the consent of any third party; (ii) will not conflict with the Certificate of Incorporation or Bylaws of Buyer; (iii) will not conflict with, result in a breach of, or constitute a default under, any law, judgment, order, injunction, decree, rule, regulation, or ruling of any court or governmental instrumentality; and (iv) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, or accelerate or permit the acceleration of any performance required by the terms of, any agreement, instrument, license, or permit to which Buyer is a party or by which Buyer may be bound, such that Buyer could not acquire or operate the Assets.

      4.4 Broker. Neither Buyer nor any person or entity acting on Buyer's behalf has incurred any liability for any finders' or brokers' fees or commissions in connection with the transactions contemplated by this Agreement.

      4.5 FCC Qualifications. Buyer is financially and legally qualified under the current rules and regulations of the FCC to enter into this Agreement and to consummate the transactions contemplated herein, and Buyer requires no waivers of such rules or regulations in order for the FCC to grant the FCC Consent.

      4.6 Full Disclosure. No representation or warranty made by Buyer in this Agreement or in any certificate, document or other instrument furnished or to be furnished by Buyer pursuant hereto contains or will contain any untrue statement of a material fact, or willfully omits or willfully will omit to state any material fact required to make any statement made herein or therein not misleading.

SECTION 5. OPERATIONS OF THE STATION PRIOR TO CLOSING

      5.1 Generally. Seller agrees that, between the date of this Agreement and the Closing Date, Seller shall operate the Station only in accordance with the covenants in this Section 5.

      5.2 Contracts. Seller will not enter into any material contract or commitment relating to the Station or the Assets, or amend or terminate any Contract (or waive any material right thereunder), or incur any obligation (including obligations relating to the borrowing of money or the guaranteeing of indebtedness) that, in the case of any of the foregoing, will be binding on Buyer after Closing. Prior to the Closing Date, Seller shall deliver to Buyer a list of all Contracts entered into between the date of this Agreement and the Closing Date, together with copies of such Contracts.

      5.3 Disposition of Assets. Seller shall not sell, assign, lease, or otherwise transfer or dispose of any of the Assets, except where no longer used or useful in the business or operations of the Station or in connection with the acquisition of replacement property of equivalent kind and value.

      5.4 Encumbrances. Seller shall not create, assume or permit to exist any claim, liability, mortgage, lien, pledge, condition, charge, or encumbrance of any nature whatsoever upon the Assets, except for (i) liens disclosed on
Schedule 3.5 and Schedule 3.6, (ii) liens for current taxes not yet due and payable, and (iii) mechanics' liens and other similar liens, all of which liens in (i) and (iii) shall be removed prior to the Closing Date.

      5.5 Licenses. Seller shall not knowingly or willfully cause or permit, by any act or failure to act, any of the Licenses to expire or to be revoked, suspended, or modified, or take any action that could cause the FCC or any other governmental authority to institute proceedings for the suspension, revocation, or adverse modification of any of the Licenses. Seller shall not fail to prosecute with due diligence any applications to any governmental authority in connection with the operation of the Station.

      5.6 Rights. Seller shall not waive any material right relating to the Station or any of the Assets.

      5.7 No Inconsistent Action. Seller shall not take any action that is inconsistent with its obligations under this Agreement or that could hinder or delay the consummation of the transactions contemplated by this Agreement.

      5.8 Access to Information. Seller shall give Buyer and its counsel, accountants, engineers, and other authorized representatives reasonable access to the Assets and to all other properties, equipment, books, records, Contracts, and documents relating to the Station for the purpose of audit and inspection, including inspections incident to the environmental survey described in Section
6.4 and the engineering report described in Section 6.5, and will furnish or cause to be furnished to Buyer or its authorized representatives all information with respect to the affairs and business of the Station that Buyer may reasonably request (including any financial reports and operations reports produced with respect to the affairs and business of the Station). Without limiting the generality of the foregoing, Seller shall give Buyer and its counsel, accountants and other authorized representatives reasonable access to Seller's financial records and Seller's employees, counsel, accountants and other representatives for the purpose of preparing and auditing such financial statements as Buyer determines, in its judgment, are required or advisable to comply with federal or state securities laws and the rules and regulations of securities markets as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

      5.9 Maintenance of Assets. Seller shall maintain all of the Assets in good condition (ordinary wear and tear excepted), and use, operate, and maintain all of the Assets in a reasonable manner. Seller shall maintain inventories of spare parts and expendable supplies at levels consistent with past practices. If any loss, damage, impairment, confiscation, or condemnation of or to any of the Assets occurs, Seller shall repair, replace, or restore the Assets to their prior condition as represented in this Agreement as soon thereafter as possible, and Seller shall use the proceeds of any claim under any insurance policy solely to repair, replace, or restore any of the Assets that are lost, damaged, impaired, or destroyed.

      5.10 Insurance. Seller shall take all commercially reasonable actions necessary to maintain the existing insurance policies on the Station and the Assets.

      5.11 Consents. Seller shall obtain the Consents and the estoppel certificates described in Section 8.2(b) without any change in the terms or conditions of any Contract or License that could be less advantageous to the Station than those pertaining under the Contract or License as in effect on the date of this Agreement. Seller shall promptly advise Buyer of any difficulties experienced in obtaining any of the Consents and of any conditions proposed, considered, or requested for any of the Consents.

      5.12 Books and Records. Seller shall maintain the books and records relating to the Station in accordance with past practices.

      5.13 Notification. Seller shall promptly notify Buyer in writing of any unusual or material developments with respect to the business or operations of the Station, and of any material change in any of the information contained in Seller's representations and warranties contained in Section 3 of this Agreement.

      5.14 Compliance with Laws. Seller shall comply in all material respects with all laws, rules, and regulations applicable or relating to the ownership and operation of the Station.

      5.15 Financing Leases. Seller will satisfy at or prior to Closing all outstanding obligations under capital or financing leases, if any, with respect to any of the Assets and obtain good title to the Assets leased by Seller pursuant to those leases so that those Assets shall be transferred to Buyer at Closing free of any interest of the lessors.

      5.16 Preservation of Business. Seller shall use commercially reasonable efforts to preserve the business and organization of the Station, to keep available to the Station its present employees and to preserve the audience of the Station and the Station's present relationships with suppliers, advertisers, and others having business relations with the Station, to the end that the business, operations, and prospects of the Station shall be unimpaired at the Closing Date.

      5.17 Trade and Barter Obligations. Seller shall use its reasonable efforts to satisfy in full all obligations of the Station under trade and barter agreements prior to the Closing.

SECTION 6. SPECIAL COVENANTS AND AGREEMENTS

      6.1 Governmental Approvals

            (a) The assignment of the FCC Licenses in connection with the purchase and sale of the Assets pursuant to this Agreement shall be subject to the prior consent and approval of the FCC. Seller and Buyer shall promptly prepare appropriate applications for the FCC Consent and shall file the applications with the FCC within five business days of the date hereof. The parties shall cooperate in prosecuting the applications with all reasonable diligence, preparing and filing any amendments thereto that Buyer or Seller deem necessary, and otherwise use their best efforts to obtain a grant of the applications as expeditiously as practicable. Each party agrees to comply with any condition imposed on it by the FCC Consent except such condition which would have a material adverse effect upon it. Buyer and Seller shall oppose any requests for reconsideration or judicial review of the FCC Consent. If the Closing shall not have occurred for any reason within the original effective period of the FCC Consent, and no party shall have terminated this Agreement under Section 9, the parties shall jointly request an extension of the effective period of the FCC Consent. No extension of the FCC Consent shall limit the exercise by any party of its rights under Section 9.

      6.2 Intentionally Omitted.

      6.3 Control of the Station. Prior to Closing, Buyer shall not, directly or indirectly, control, supervise, direct, or attempt to control, supervise, or direct, the operations of the Station, and all such operations, including complete control and supervision of all of the Station's programs, employees, and policies, shall be the sole responsibility of Seller until the Closing.

      6.4 Risk of Loss. The risk of any loss, damage, impairment, confiscation, or condemnation of any of the Assets from any cause whatsoever shall be borne by Seller at all times prior to the Closing.

      6.5 Confidentiality. Except as necessary for the consummation of the transaction contemplated by this Agreement and except as and to the extent required by law, including disclosure requirements of federal and state securities laws and rules and regulations of securities markets, each party will keep confidential any information obtained from the other party in connection with the transactions contemplated by this Agreement. If this Agreement is terminated, each party will return to the other party upon request all information obtained by such party from the other party in connection with the transactions contemplated by this Agreement and will not disclose such information for a period of three (3) years without the other party's prior written consent.

      6.6 Environmental Survey. A Phase I environmental survey of the properties of the Station has been conducted and has been provided to Seller.

      6.7 Engineering Report. A study of the Station's technical facilities has been conducted and a report of such study has been provided to Seller. Deficiencies with the Station's facilities are disclosed in Schedule 3.6 and Seller agrees to correct the deficiencies noted therein prior to the Closing.

      6.8 Cooperation. Buyer and Seller shall cooperate fully with each other and their respective counsel and accountants in connection with any actions required to be taken as part of their respective obligations under this Agreement, and Buyer and Seller shall execute such other documents as may be necessary and desirable to the implementation and consummation of this Agreement, and otherwise use their best efforts to consummate the transaction contemplated hereby and to fulfill their obligations under this Agreement. Notwithstanding the foregoing, Buyer shall have no obligation (i) to expend funds or deliver any other consideration to obtain any of the Consents or (ii) to agree to any adverse change in any License or Assumed Contract to obtain a Consent required with respect thereto.

      6.9 Bulk Sales Law. If applicable, the Bulk Sales law of the State of Texas shall be complied with by Seller. Any loss, liability, obligation, or cost suffered by Seller or Buyer as the result of the failure of Seller or Buyer to comply with the provisions of any bulk sales law applicable to the transfer of the Assets as contemplated by this Agreement shall be borne by Seller.

      6.10 Intentionally Omitted.

      6.11 Sales Tax Filings. Prior to Closing, Seller shall continue to file Texas sales tax returns with respect to the Station in accordance with Seller's past practices and shall concurrently deliver copies of all such returns to Buyer.

      6.12 Access to Books and Records. Seller shall provide Buyer access and the right to copy for a period of three years from the Closing Date any books and records relating to the Assets but not included in the Assets. Buyer shall provide Seller access and the right to copy for a period of three years from the Closing Date any books and records relating to the Assets that are included in the Assets.

      6.13 Employee Matters.

            (a) Buyer shall not be required to employ, or assume any obligation with respect to, any of Seller's employees, including without limitation the employment agreements listed on Schedule 3.20 and Schedule 3.7. Seller shall cause each employee to become fully vested as of the Closing Date in his or her benefits under each Employee Plan providing benefits to employees, former employees or independent contractors at the Station that is an employee pension benefit plan as defined in Section 3(3) of ERISA. Seller shall be responsible for and shall cause to be discharged and satisfied in full all amounts owed to any of its employees through Closing on account of termination, including any wages, salaries, accrued vacation, payments under any employment incentive compensation or bonus agreements, benefits under any Employee Plan or Compensation Arrangement except to the extent that such discharge may be prohibited by law.

            (b) Seller shall assume full responsibility and liability for offering and providing "continuation coverage" to any "qualified beneficiary" who is covered by a "group health plan" sponsored or contributed to by Seller and who has experienced a "qualifying event" or is receiving "continuation coverage" on or prior to the Closing. "Continuation coverage," "Qualified beneficiary," "Qualifying event" and "group health plan" all shall have the meanings given such terms under Section 4980B of the Code and Section 601 et seq. of ERISA. Seller shall hold Buyer and any entity required to be combined with Buyer (within the meaning of Sections 414(b), (c), (m) or (i) of the Code) harmless from and fully indemnify them against any costs, expenses, losses, damages and liabilities incurred or suffered by them directly or indirectly, including, but not limited to, reasonable attorneys' fees and expenses, which relate to continuation coverage and arise as a result of any action or omission by Seller or because Buyer is deemed to be a successor employer to Seller.

            (c) Seller agrees to transfer to Buyer any records relating to withholding and payments of income and unemployment taxes (federal, state and local) and FICA taxes with respect to wages paid to employees of Seller immediately prior to Closing who become employees of Buyer immediately after the Closing Date ("Eligible Employees"). Buyer and Seller hereby agree that, pursuant to Revenue Procedure 96-60, Seller shall be relieved from furnishing Forms W-2 to Eligible Employees for the calendar year in which the Closing occurs and Buyer shall timely furnish such forms for such year reflecting wages paid and taxes withheld by both Buyer and Seller.

      6.14 Financial Information. Seller shall furnish to Buyer within thirty days after the end of each month ending between the date of this Agreement and the Closing Date a profit and loss statement for the Station for the month just ended and such other financial information (including information on payables and receivables) relating to the Station as Buyer may reasonably request. All financial information delivered by Seller to Buyer pursuant to this Section shall be prepared from the books and records of Seller, shall accurately reflect the books, records, and accounts of the Station, shall be complete and correct in all material respects, and shall present fairly the financial condition of the Station as at their respective dates and the results of operations for the periods then ended.

      6.15 Fees and Expenses. Seller shall pay any transfer taxes, recordation taxes, sales taxes, document stamps, or other charges levied by any governmental entity on account of the transfer of the Assets from Seller to Buyer, except that Seller and Buyer each shall pay one-half of the filing fees payable upon filing of the applications for FCC Consent. Except as otherwise provided in this Agreement, each party shall pay its own expenses incurred in connection with the authorization, preparation, execution, and performance of this Agreement, including all fees and expenses of counsel, accountants, agents, and representatives.

      6.16 Collection of Accounts Receivable. Seller shall deliver to Buyer not later than five days after the Closing Date a complete and detailed statement of all Accounts Receivable as of the Closing Date, showing the name, amount and age of each account. During the period from the Closing Date through the end of the fourth successive calendar month (including the calendar month during which the Closing occurs) (the "Collection Period"), with respect to the Accounts Receivable, (1) Buyer will use reasonable best efforts, in accordance with Buyer's customary business practices, to collect the Accounts Receivable, but Buyer shall not be obligated to use any efforts to collect any of the Accounts Receivable that are more extensive than the efforts that Buyer uses to collect its own accounts receivable, (2) Buyer shall not make any referral or compromise of any of the Accounts Receivable to any collection agency or attorney for collections and shall not settle or adjust the amount of any of such Accounts Receivable without the prior written authorization of Seller, and (3) Buyer shall remit to Seller, on or before the fifth business day after the end of each successive calendar month during the Collection Period, all amounts collected by Buyer with respect to the Accounts Receivable that have not previously been remitted to Seller, net of any commissions paid or payable with respect thereto. If Buyer receives any payment from an account debtor that is liable under any of the Accounts Receivable, Buyer shall credit the payment to the oldest account due unless Seller directs otherwise. Buyer shall pay commissions earned prior to the Closing Date and apply chargebacks of commission for the benefit of Seller in accordance with current practices. After the end of the Collection Period, Buyer shall provide Seller with all information in its possession concerning the Accounts Receivable and otherwise cooperate with Seller in its collection efforts.

      6.17 KBUC-FM Option. Buyer agrees to permit Seller to assign to John W. Barger all of its rights under paragraph 27 of the Radio Tower Lease Agreement dated as of October 12, 1990, between Sitterle Corporation and Alfonso Bazan Gonzalez, as amended, to relocate the transmitting facilities of KBUC-FM to the site leased by Seller for the Station.

SECTION 7. CONDITIONS TO OBLIGATIONS OF BUYER AND SELLER AT CLOSING

      7.1 Conditions to Obligations of Buyer. All obligations of Buyer at the Closing are subject at Buyer's option to the fulfillment prior to or at the Closing Date of each of the following conditions:

            (a) Representations and Warranties. All representations and warranties of Seller contained in this Agreement shall be true and complete in all material respects at and as of the Closing Date as though made at and as of that time except for the representation and warranty of Seller contained in
Section 3.17 (a) hereof.

            (b) Covenants and Conditions. Seller shall have performed and complied in all material respects with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by Seller prior to or on the Closing Date.

            (c) Consents. All Consents shall have been obtained and delivered to Buyer without any material adverse change in the terms or conditions of any agreement or any governmental license, permit, or other authorization.

            (d) FCC Consent. The FCC Consent shall have been granted without the imposition on Buyer of any conditions that need not be complied with by Buyer under Section 6.1 hereof, Seller shall have complied with any conditions imposed on Seller by the FCC Consent, and the FCC Consent shall have become a Final Order.

            (e) Governmental Authorizations. Seller shall be the holder of all Licenses and there shall not have been any modification of any License that could have a material adverse effect on the Station or the conduct of the business and operations of the Station. No proceeding shall be pending the effect of which could be to revoke, cancel, fail to renew, suspend, or modify adversely any License.

            (f) Deliveries. Seller shall have made or stand willing to make all the deliveries to Buyer set forth in Section 8.2.

      7.2 Conditions to Obligations of Seller. All obligations of Seller at the Closing are subject at Seller's option to the fulfillment prior to or at the Closing Date of each of the following conditions:

            (a) Representations and Warranties. All representations and warranties of Buyer contained in this Agreement shall be true and complete in all material respects at and as of the Closing Date as though made at and as of that time.

            (b) Covenants and Conditions. Buyer shall have performed and complied in all material respects with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by Buyer prior to or on the Closing Date.

            (c) Deliveries. Buyer shall have made or stand willing to make all the deliveries set forth in Section 8.3.

            (d) FCC Consent. The FCC Consent shall have been granted without the imposition on Seller of any conditions that need not be complied with by Seller under Section 6.1 hereof and Buyer shall have complied with any conditions imposed on it by the FCC Consent.

            (e) Closing of Sale of KONO(AM)/-FM. Seller's affiliate, Radio KONO, Ltd., shall have consummated or shall be prepared to consummate simultaneously with the Closing the sale of KONO(AM) and KONO-FM.

SECTION 8. CLOSING AND CLOSING DELIVERIES

      8.1 Closing.

            (a) Closing Date. The Closing shall take place at 10:00 a.m. on a date not earlier than the first business day after the FCC Consent is granted and not later than five business days following the date upon which (i) the FCC Consent has become a Final Order, or (ii) Buyer has waived the condition that the FCC Consent become a Final Order, to be set by Buyer on at least five days' written notice to Seller. If Buyer fails to specify the date for Closing pursuant to the preceding sentence prior to the third day after the date upon which the FCC Consent becomes a Final Order, the Closing shall take place on the fifth day after the date upon which the FCC Consent becomes a Final Order. If the date of Closing determined in accordance with the requirements of this
Section 8.1(a) falls on a date that is not a business day, the Closing shall occur on the next business day.

            (b) Closing Place. The Closing shall be held at the offices of Schoenbaum Curphy & Scanlan, P.C., 300 Convent, Suite 1775, San Antonio, Texas 78205, or any other place that is agreed upon by Buyer and Seller.

      8.2 Deliveries by Seller. Prior to or on the Closing Date, Seller shall deliver to Buyer the following, in form and substance reasonably satisfactory to Buyer and its counsel:

            (a) Transfer Documents. Duly executed warranty bills of sale, deeds, motor vehicle titles, assignments, and other transfer documents which shall be sufficient to vest good and marketable title to the Assets in the name of Buyer, free and clear of all claims, liabilities, security interests, mortgages, liens, pledges, conditions, charges and encumbrances, except for liens for current taxes not yet due and payable;

            (b) Estoppel Certificates. Estoppel certificates of the lessors of all leasehold and subleasehold interests included in the Real Property and estoppel certificates of contracting parties to those Assumed Contracts listed in Schedule 3.7 that are designated to indicate that estoppel certificates are required under this paragraph;

            (c) Consents. A manually executed copy of any instrument evidencing receipt of any Consent;

            (d) Officer's Certificate. A certificate, dated as of the Closing Date, executed on behalf of Seller by the President of Seller's general partner, certifying (1) that the representations and warranties of Seller contained in this Agreement are true and complete in all material respects as of the Closing Date as though made on and as of that date except that Seller shall not be required to make such certification with respect to the representation and warranty of Seller contained in Section 3.17(a) hereof; and (2) that Seller has in all material respects performed and complied with all of the obligations, covenants, and agreements set forth in this Agreement to be performed and complied with by Seller on or prior to the Closing Date;

            (e) Licenses, Contracts, Business Records, Etc. Copies of all Licenses, Assumed Contracts, blueprints, schematics, working drawings, plans, projections, engineering records, and all files and records used by Seller in connection with the business and operation of the Station;

            (f) Authorizing Resolutions. Certified copies of the resolutions of the Board of Directors of Seller's general partner on behalf of Seller and on behalf of itself approving the transactions contemplated by this Agreement; and

            (g) Opinion of Seller's Counsel. Opinions of Seller's corporate and FCC counsel substantially in the form of Schedule 8.2(g) hereto.

      8.3 Deliveries by Buyer. Prior to or on the Closing Date, Buyer shall deliver to Seller the following, in form and substance reasonably satisfactory to Seller and its counsel:

            (a) Purchase Price. The Estimated Purchase Price, as provided in
Section 2.4;

            (b) Assumption Agreements. Appropriate assumption agreements pursuant to which Buyer shall assume and undertake to perform Seller's obligations under the Licenses and Assumed Contracts in accordance with Section 2.5;

            (c) Officer's Certificate. A certificate, dated as of the Closing Date, executed on behalf of Buyer by its President or any Vice President, certifying (1) that the representations and warranties of Buyer contained in this Agreement are true and complete in all material respects as of the Closing Date as though made on and as of that date, and (2) that Buyer has in all material respects performed and complied with all of the obligations, covenants, and agreements set forth in this Agreement to be performed and complied with by Buyer on or prior to the Closing Date;

            (d) Authorizing Resolutions. Certified copies of the resolutions of Buyer's board of directors approving the transactions contemplated by this Agreement;

            (e) Opinion of Buyer's Counsel. An opinion of Buyer's counsel substantially in the form of Schedule 8.3(e) hereto; and

            (f) Tax, Lien, and Judgment Searches. Results of a search for tax, lien, and judgment filings in the Secretary of State's records of the State of Texas and in the records of the county or counties in which the Station's main studio and transmission plant are located, such searches having been made no earlier than ten days prior to the Closing Date.

SECTION 9. TERMINATION

      9.1 Termination by Seller. This Agreement may be terminated by Seller and the purchase and sale of the Station abandoned, if Seller is not then in material default, upon written notice to Buyer, upon the occurrence of any of the following:

            (a) Conditions. If on the date that would otherwise be the Closing Date any of the conditions precedent to the obligations of Seller set forth in this Agreement have not been satisfied or waived in writing by Seller.

            (b) Judgments. If there shall be in effect on the date that would otherwise be the Closing Date any judgment, decree, or order that would prevent or make unlawful the Closing.

            (c) Upset Date. If the Closing shall not have occurred by December 21, 1998 (the "Upset Date").

      9.2 Termination by Buyer. This Agreement may be terminated by Buyer and the purchase and sale of the Station abandoned, if Buyer is not then in material default, upon written notice to Seller, upon the occurrence of any of the following:

            (a) Conditions. If on the date that would otherwise be the Closing Date any of the conditions precedent to the obligations of Buyer set forth in this Agreement have not been satisfied or waived in writing by Buyer.

            (b) Judgments. If there shall be in effect on the date that would otherwise be the Closing Date any judgment, decree, or order that would prevent or make unlawful the Closing.

            (c) Upset Date. If the Closing shall not have occurred by the Upset Date.

            (d) Interruption of Service. If any event shall have occurred that prevented signal transmission by the Station in the normal and usual manner for a continuous period of seven days.

      9.3 Rights on Termination. If this Agreement is terminated pursuant to
Section 9.1 or Section 9.2 and no party is in material breach of any provision of this Agreement, the parties hereto shall not have any further liability to each other with respect to the purchase and sale of the Assets other than the rights Seller may have under the Closing Escrow Agreement among Seller, Cox Radio, Inc. and The Bank of New York, as escrow agent, executed at the closing of the Asset Purchase Agreement between Radio KONO, Ltd. and Cox Radio, Inc.

SECTION 10. SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION;
             CERTAIN REMEDIES

      10.1 Representations and Warranties. All representations and warranties contained in this Agreement shall be deemed continuing representations and warranties and shall survive the Closing for a period of eighteen (18) months. Any investigations by or on behalf of any party hereto shall not constitute a waiver as to enforcement of any representation, warranty, or covenant contained in this Agreement. No notice or information delivered by Seller shall affect Buyer's right to rely on any representation or warranty made by Seller or relieve Seller of any obligations under this Agreement as the result of a breach of any of its representations and warranties.

      10.2 Indemnification by Seller. Notwithstanding the Closing, and regardless of any investigation made at any time by or on behalf of Buyer or any information Buyer may have,

Seller hereby agrees to indemnify and hold Buyer harmless against and with respect to, and shall reimburse Buyer for:

            (a) Any and all losses, liabilities, or damages resulting from any untrue representation, breach of warranty, or nonfulfillment of any covenant by Seller contained in this Agreement or in any certificate, document, or instrument delivered to Buyer under this Agreement.

            (b) Any and all obligations of Seller not assumed by Buyer pursuant to this Agreement, including any liabilities arising at any time under any Contract not included in the Assumed Contracts.

            (c) Any loss, liability, obligation, or cost resulting from the failure of the parties to comply with the provisions of any bulk sales law applicable to the transfer of the Assets.

            (d) Any and all losses, liabilities, or damages resulting from the operation or ownership of the Station prior to the Closing, including any liabilities arising under the Licenses or the Assumed Contracts which relate to events occurring prior to the Closing Date, or any employee pension, retirement, health and welfare or other benefit plans, including any Employee Plan or Compensation Arrangement as defined in Section 3.20.

            (e) Any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs, and expenses, including reasonable legal fees and expenses, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity.

      10.3 Indemnification by Buyer. Notwithstanding the Closing, and regardless of any investigation made at any time by or on behalf of Seller or any information Seller may have, Buyer hereby agrees to indemnify and hold Seller harmless against and with respect to, and shall reimburse Seller for:

            (a) Any and all losses, liabilities, or damages resulting from any untrue representation, breach of warranty, or nonfulfillment of any covenant by Buyer contained in this Agreement or in any certificate, document, or instrument delivered to Seller under this Agreement.

            (b) Any and all obligations of Seller assumed by Buyer pursuant to this Agreement.

            (c) Any and all losses, liabilities, or damages resulting from the operation or ownership of the Station on and after the Closing.

            (d) Any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including reasonable legal fees and expenses, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity.

      10.4 Procedure for Indemnification. The procedure for indemnification shall be as follows:

            (a) The party claiming indemnification (the "Claimant") shall promptly give notice to the party from which indemnification is claimed (the "Indemnifying Party") of any claim, whether between the parties or brought by a third party, specifying in reasonable detail the factual basis for the claim. If the claim relates to an action, suit, or proceeding filed by a third party against Claimant, such notice shall be given by Claimant within five days after written notice of such action, suit, or proceeding was given to Claimant.

            (b) With respect to claims solely between the parties, following receipt of notice from the Claimant of a claim, the Indemnifying Party shall have thirty days to make such investigation of the claim as the Indemnifying Party deems necessary or desirable. For the purposes of such investigation, the Claimant agrees to make available to the Indemnifying Party and/or its authorized representatives the information relied upon by the Claimant to substantiate the claim. If the Claimant and the Indemnifying Party agree at or prior to the expiration of the thirty-day period (or any mutually agreed upon extension thereof) to the validity and amount of such claim, the Indemnifying Party shall immediately pay to the Claimant the full amount of the claim. If the Claimant and the Indemnifying Party do not agree within the thirty-day period (or any mutually agreed upon extension thereof), the Claimant may seek appropriate remedy at law or equity or under the arbitration provisions of this Agreement, as applicable.

            (c) With respect to any claim by a third party as to which the Claimant is entitled to indemnification under this Agreement, the Indemnifying Party shall have the right at its own expense, to participate in or assume control of the defense of such claim, and the Claimant shall cooperate fully with the Indemnifying Party, subject to reimbursement for actual out-of-pocket expenses incurred by the Claimant as the result of a request by the Indemnifying Party. If the Indemnifying Party elects to assume control of the defense of any third-party claim, the Claimant shall have the right to participate in the defense of such claim at its own expense. If the Indemnifying Party does not elect to assume control or otherwise participate in the defense of any third party claim, it shall be bound by the results obtained by the Claimant with respect to such claim.

            (d) If a claim, whether between the parties or by a third party, requires immediate action, the parties will make every effort to reach a decision with respect thereto as expeditiously as possible.

            (e) The indemnification rights provided in Sections 10.2 and 10.3 shall extend to the shareholders, directors, officers, employees, and representatives of any Claimant although for the purpose of the procedures set forth in this Section 10.4, any indemnification claims by such parties shall be made by and through the Claimant.

      10.5 Specific Performance. The parties recognize that if Seller breaches this Agreement and refuses to perform under the provisions of this Agreement, monetary damages alone would not be adequate to compensate Buyer for its injury. Buyer shall therefore be entitled to obtain specific performance of the terms of this Agreement as its sole remedy. If any action is brought by Buyer to enforce this Agreement, Seller shall waive the defense that there is an adequate remedy at law.

      10.6 Attorneys' Fees. In the event of a default by any party which results in a lawsuit or other proceeding for any remedy available under this Agreement, the prevailing party shall be entitled to reimbursement from the other party of its reasonable legal fees and expenses.

SECTION 11. MISCELLANEOUS

      11.1 Notices. All notices, demands, and requests required or permitted to be given under the provisions of this Agreement shall be (a) in writing, (b) delivered by personal delivery, or sent by commercial delivery service or registered or certified mail, return receipt requested, (c) deemed to have been given on the date of personal delivery or the date set forth in the records of the delivery service or on the return receipt, and (d) addressed as follows:

If to Seller:           Radio KRIO, Ltd.
                        7800 Northwest I-10
                        Suite 330
                        San Antonio, Texas 78230
                        Attention: Mr. John Barger

With a copy to:         Smithwick & Belendiuk, P.C.
                        1990 M Street, N.W.
                        Suite 510
                        Washington, D.C. 20036
                        Attention: Gary S. Smithwick, Esq.

and to:                 Schoenbaum Curphy & Scanlan, P.C.
                        300 Convent, Suite 1775
                        San Antonio, Texas 78205
                        Attention: Darin N. Digby, Esq.

If to Buyer:            Spanish Broadcasting System of San Antonio, Inc.
                        1001 Ponce de Leon
                        Coral Gables, Florida 33134
                        Attention: Mr. Raul Alarcon, Jr.

With a copy to:         Kaye, Scholer, Fierman, Hays
                          & Handler, LLP
                        901 15th Street, N.W.
                        Suite 1100
                        Washington, D.C. 20005
                        Attention: Jason L. Shrinsky, Esq.

or to any other or additional persons and addresses as the parties may from time to time designate in a writing delivered in accordance with this Section 11.1.

      11.2 Benefit and Binding Effect. None of the parties hereto may assign this Agreement without the prior written consent of the other parties hereto, except that Buyer may assign any or all its rights and obligations under this Agreement without obtaining Seller's consent to another entity or individual, provided such assignee is legally and financially capable of performing Buyer's obligations hereunder. Buyer shall not be released of any liabilities or obligations to Seller until the Closing between Seller and such assignee. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

      11.3 Further Assurances. The parties shall take any actions and execute any other documents that may be necessary or desirable to the implementation and consummation of this Agreement, including, in the case of Seller, any additional bills of sale, deeds, or other transfer documents that, in the reasonable opinion of Buyer, may be necessary to ensure, complete, and evidence the full and effective transfer of the Assets to Buyer pursuant to this Agreement.

      11.4 Governing Law. This agreement shall be governed, construed, and enforced in accordance with the laws of the State of Texas (without regard to any choice of law or conflict of law provisions (whether of the State of Texas or any other jurisdiction) that would cause the application of laws of any jurisdiction other than the State of Texas).

      11.5 CONSENT TO JURISDICTION. THE PARTIES AGREE THAT EXCLUSIVE JURISDICTION AND VENUE IN ANY ACTION BROUGHT BY ANY PARTY PURSUANT TO THIS AGREEMENT WILL PROPERLY LIE IN THE UNITED STATES DISTRICT COURT FOR THE WESTERN DISTRICT OF TEXAS LOCATED IN BEXAR COUNTY, TEXAS. BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY IRREVOCABLY SUBMITS TO THE JURISDICTION OF SUCH COURTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY WITH RESPECT TO SUCH ACTION. THE PARTIES IRREVOCABLY AGREE THAT VENUE WOULD BE PROPER IN SUCH COURT, AND HEREBY WAIVE ANY OBJECTION THAT SUCH COURT IS AN IMPROPER OR INCONVENIENT FORUM FOR THE RESOLUTION OF SUCH ACTION. EACH PARTY FURTHER AGREES THAT DELIVERY IN ACCORDANCE WITH SECTION 11.1 OF ANY PROCESS REQUIRED BY ANY SUCH COURT WILL CONSTITUTE VALID AND LAWFUL SERVICE OF PROCESS AGAINST SUCH PARTY,

WITHOUT NECESSITY FOR SERVICE BY ANY OTHER MEANS PROVIDED BY STATUTE OR RULE OF COURT.

      11.6 Headings. The headings in this Agreement are included for ease of reference only and shall not control or affect the meaning or construction of the provisions of this Agreement.

      11.7 Gender and Number. Words used in this Agreement, regardless of the gender and number specifically used, shall be deemed and construed to include any other gender, masculine, feminine, or neuter, and any other number, singular or plural, as the context requires.

      11.8 Intentionally Omitted.

      11.9 Entire Agreement. This Agreement, the schedules and exhibits hereto, and all documents, certificates, and other documents to be delivered by the parties pursuant hereto, collectively represent the entire understanding and agreement between Buyer and Seller with respect to the subject matter hereof. This Agreement supersedes all prior negotiations between the parties and cannot be amended, supplemented, or changed except by an agreement in writing that makes specific reference to this Agreement and which is signed by the party against which enforcement of any such amendment, supplement, or modification is sought.

      11.10 Waiver of Compliance; Consents. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, representation, warranty, covenant, agreement, or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement, or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 11.10.

      11.11 Counterparts. This Agreement may be signed in counterparts with the same effect as if the signature on each counterpart were upon the same instrument.

      11.12 Press Releases. None of the parties hereto shall publish any press release, make any other public announcement or otherwise communicate with any news media concerning this Agreement or the transactions contemplated hereby without the prior written consent of the other parties hereto; provided, however, that nothing contained herein shall prevent any party from promptly making all filings with governmental authorities as may, in its judgment, be required or advisable in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, in which case the other parties shall be first notified in writing.

             [THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

      IN WITNESS WHEREOF, this Agreement has been executed by Seller and Buyer as of the date first written above.


                                    SPANISH BROADCASTING SYSTEM OF
                                    SAN ANTONIO, INC.



                                    By:___________________________________
                                        Name:  Raul Alarcon, Jr.
                                        Title: President and CEO




                                    RADIO KRIO, LTD.

                                    By: RADIO KRIO-FM, INC., Its General Partner



                                    By:___________________________________
                                        Name: John W. Barger
                                        Title: President

                               TABLE OF CONTENTS

                                                                          Page

SECTION 1.  DEFINITIONS......................................................1
      "Accounts Receivable"..................................................1
      "Assets"...............................................................1
      "Assumed Contracts"....................................................1
      "Closing"..............................................................2
      "Closing Date".........................................................2
      "Consents".............................................................2
      "Contracts"............................................................2
      "FCC" .................................................................2
      "FCC Consent"..........................................................2
      "FCC Licenses".........................................................2
      "Final Order"..........................................................2
      "Intangibles"..........................................................2
      "Licenses".............................................................2
      "Purchase Price".......................................................3
      "Real Property"........................................................3
      "Tangible Personal Property"...........................................3
      "To the best of Seller's knowledge"....................................3

SECTION 2.  PURCHASE AND SALE OF ASSETS......................................3
      2.1   Agreement to Sell and Buy........................................3
      2.2   Excluded Assets..................................................4
      2.3   Purchase Price...................................................4
      2.4   Payment of Purchase Price........................................5
      2.5   Assumption of Liabilities and Obligations........................6
      2.6   Allocation of Purchase Price.....................................6

SECTION 3.  REPRESENTATIONS AND WARRANTIES OF SELLER.........................7
      3.1   Organization, Standing, and Authority............................7
      3.2   Authorization and Binding Obligation.............................7
      3.3   Absence of Conflicting Agreements................................7
      3.4   Governmental Licenses............................................7
      3.5   Title to and Condition of Real Property..........................8
      3.6   Title to and Condition of Tangible Personal Property.............8
      3.7   Contracts........................................................9
      3.8   Consents.........................................................9
      3.9   Intangibles......................................................9
      3.10  Financial Statements.............................................9

      3.11  Insurance.......................................................10
      3.12  Reports.........................................................10
      3.13  Taxes...........................................................10
      3.14  Claims and Legal Actions........................................10
      3.15  Environmental Matters...........................................11
      3.16  Compliance with Laws............................................12
      3.17  Conduct of Business in Ordinary Course..........................12
      3.18  Transactions with Affiliates....................................13
      3.19  Broker..........................................................13
      3.20  Personnel.......................................................13
      3.21  Labor Relations.................................................15
      3.22  Full Disclosure.................................................16

SECTION 4.  REPRESENTATIONS AND WARRANTIES OF BUYER.........................16
      4.1   Organization, Standing, and Authority...........................16
      4.2   Authorization and Binding Obligation............................16
      4.3   Absence of Conflicting Agreements...............................16
      4.4   Broker..........................................................17
      4.5   FCC Qualifications..............................................17
      4.6   Full Disclosure.................................................17

SECTION 5.  OPERATIONS OF THE STATION PRIOR TO CLOSING......................17
      5.1   Generally.......................................................17
      5.2   Contracts.......................................................17
      5.3   Disposition of Assets...........................................17
      5.4   Encumbrances....................................................17
      5.5   Licenses........................................................17
      5.6   Rights..........................................................18
      5.7   No Inconsistent Action..........................................18
      5.8   Access to Information...........................................18
      5.9   Maintenance of Assets...........................................18
      5.10  Insurance.......................................................18
      5.11  Consents........................................................18
      5.12  Books and Records...............................................19
      5.13  Notification....................................................19
      5.14  Compliance with Laws............................................19
      5.15  Financing Leases................................................19
      5.16  Preservation of Business........................................19
      5.17  Trade and Barter Obligations....................................19

SECTION 6.  SPECIAL COVENANTS AND AGREEMENTS................................19
      6.1   Governmental Approvals..........................................19
      6.2   Intentionally Omitted...........................................20


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      6.3   Control of the Station..........................................20
      6.4   Risk of Loss....................................................20
      6.5   Confidentiality.................................................20
      6.6   Environmental Survey............................................20
      6.7   Engineering Report..............................................20
      6.8   Cooperation.....................................................20
      6.9   Bulk Sales Law..................................................21
      6.10  Intentionally Omitted...........................................21
      6.11  Sales Tax Filings...............................................21
      6.12  Access to Books and Records.....................................21
      6.13  Employee Matters................................................21
      6.14  Financial Information...........................................22
      6.15  Fees and Expenses...............................................22
      6.16  Collection of Accounts Receivable...............................22
      6.17  KBUC-FM Option..................................................23

SECTION 7.  CONDITIONS TO OBLIGATIONS OF BUYER AND SELLER AT
      CLOSING...............................................................23
      7.1   Conditions to Obligations of Buyer..............................23
      7.2   Conditions to Obligations of Seller.............................24

SECTION 8.  CLOSING AND CLOSING DELIVERIES..................................24
      8.1   Closing.........................................................24
      8.2   Deliveries by Seller............................................25
      8.3   Deliveries by Buyer.............................................26

SECTION 9.  TERMINATION.....................................................26
      9.1   Termination by Seller...........................................26
      9.2   Termination by Buyer............................................27
      9.3   Rights on Termination...........................................27

SECTION 10.  SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
              INDEMNIFICATION; CERTAIN REMEDIES.............................27
      10.1  Representations and Warranties..................................27
      10.2  Indemnification by Seller.......................................27
      10.3  Indemnification by Buyer........................................28
      10.4  Procedure for Indemnification...................................29
      10.5  Specific Performance............................................30
      10.6  Attorneys' Fees.................................................30

SECTION 11.  MISCELLANEOUS..................................................30
      11.1  Notices.........................................................30
      11.2  Benefit and Binding Effect......................................31


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      11.3  Further Assurances..............................................31
      11.4  Governing Law...................................................31
      11.5  CONSENT TO JURISDICTION.........................................31
      11.6  Headings........................................................32
      11.7  Gender and Number...............................................32
      11.8  Intentionally Omitted...........................................32
      11.9  Entire Agreement................................................32
      11.10 Waiver of Compliance; Consents..................................32
      11.11 Counterparts....................................................32
      11.12 Press Releases..................................................32


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                                   SCHEDULES

            Schedule 3.3      --     Consents

            Schedule 3.4      --     Licenses

            Schedule 3.5      --     Real Property

            Schedule 3.6      --     Tangible Personal Property

            Schedule 3.7      --     Contracts

            Schedule 3.9      --     Intangibles

            Schedule 3.11     --     Insurance Matters

            Schedule 3.13     --     Taxes

            Schedule 3.14     --     Claims and Legal Actions

            Schedule 3.18     --     Transactions with Affiliates

            Schedule 3.20     --     Personnel Matters

            Schedule 8.2(g)   --     Opinions of Seller's Counsel

            Schedule 8.3(e)   --     Opinion of Buyer's Counsel


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                                SCHEDULE 8.2(g)

                         Opinions of Seller's Counsel

                                SCHEDULE 8.3(e)

                          Opinion of Buyer's Counsel